EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-87656 and 33-95226 on Form S-8 of Kent International Holdings, Inc. (formerly Cortech, Inc.) of our report dated March 9, 2006 relating to the 2005 financial statements which appear in this Form 10-KSB of Kent International Holdings, Inc.

/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
March 29, 2007